EXHIBIT A

SCHEDULE 13D/A
JOINT FILING AGREEMENT TERMINATION

Each of the undersigned is a party to that certain Joint Filing Agreement, dated as of June 5, 2023 (the “Joint Filing Agreement”). In accordance with the Joint Filing Agreement, each of the undersigned hereby agrees that the Joint Filing Agreement is terminated, effective as of December 31, 2024.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement Termination on January 24, 2025.

D&D SOURCE OF LIFE HOLDING LTD.

By:	Era Regenerative Medicine Limited, a BVI company
Its:	Sole Shareholder

Signed:	/s/ Qi Meng
By:	Qi Meng
Its:	Director

SHUFEN DENG

/s/ Shufen Deng